Exhibit 3.1(kk)

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                                                         The name of the limited liability company (hereinafter called the “limited liability company”) is Lightship Telecom, LLC.

SECOND:                                        The address of the registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of Newcastle. The name of its Registered Agent at such address is:  The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Lightship Telecom, LLC this 5th day of June, 1998.

/s/Eric P. Stauffer
Authorized Person
Eric P. Stauffer

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

Lightship Telecom, LLC

Lightship Telecom, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.                                       The name of the limited liability company is Lightship Telecom, LLC

2.                                       The Certificate of Formation of the domestic limited liability company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

County of Kent

Executed on

/s/James Prenetta
James Prenetta, Member